Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 22, 2015
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended December 31, 2014, consolidated net income was $1.6 million, or $0.20 per diluted share. This compared to consolidated net income of $1.7 million, or $0.22 per diluted share for the three months ended December 31, 2013 and represented a 3.8% decrease from the prior year.

Consolidated net income for 2014 totaled $7.1 million, or $0.89 per diluted share, compared to net income available to common shareholders of $5.8 million, or $0.74 per diluted share for 2013, which included the final preferred stock dividend payment of $68,000 recorded in the first quarter of 2013. The 2014 operating results represent a 22.4% increase in consolidated net income available to common shareholders and marks a new annual earnings record for Oak Valley Bancorp.

As reported earlier this year, income from normal operations was bolstered by a $1.88 million credit to the loan loss provision related to the recovery of a previously charged off loan. This recovery was received and reported in the second quarter of 2014.

Total assets grew to $749.5 million as of December 31, 2014, which was an increase of $77.6 million, or 11.6% over the prior year. Deposits increased to $669.6 million, which was an increase of $66.9 million, or 11.1% over the prior year. Gross loans at year end totaled $454.5 million, reflecting an increase of $35.0 million, or 8.4% over December 31, 2013.

“The Company is pleased to report another year of positive results and solid earnings. A strengthening economy and our commitment to a full service relationship banking strategy continue to yield year over year gains across the board,” stated Chris Courtney, President and CEO of the Company and the Bank. “Our fifteenth location was well-received by the community of Tracy last month and the announcement of a second branch planned for Sonora in 2015 has Oak Valley firmly focused on its long-term vision for the Central Valley and Sierra foothills,” Courtney concluded.

Non-performing assets were $5.6 million, or 0.75% of total assets at December 31, 2014, an increase from $4.3 million, or 0.61% at the end of the third quarter of 2014. The increase is the result of the classification of one additional loan to non-performing status. The Bank classified the loan as non-performing, concurrent with the Bank’s payment of $195,000 in delinquent taxes on the subject property. No additional reserve was required. The non-performing assets at December 31, 2014 are comprised of five loan relationships totaling $4.7 million and three OREO properties totaling $884,000. All classified assets are adequately collateralized.

In spite of the $35 million in loan growth, additional loan loss provisions were not required during 2014 due to the overall credit quality improvements in the loan portfolio. These factors decreased the ratio of loan loss reserves to gross loans to 1.66% at December 31, 2014 compared to 1.83% at December 31, 2013.

Net interest income of $25.3 million for the year ended December 31, 2014, increased by $1.0 million, or 4.2%, from the prior year. The Company’s net interest margin was 4.11% for the year ended December 31, 2014, compared to 4.13% for the year ended December 31, 2013. Net interest margin for the fourth quarter of 2014 and 2013 was 4.19%. Margin compression gradually stabilized throughout the year as loan volume increased and cash was deployed, improving the Company’s earning asset mix.

Non-interest income was $3.8 million for the year ended December 31, 2014, compared to $3.3 million the prior year. The increase is attributable to increased service charge income fueled by deposit growth and gains associated with called securities in the investment portfolio. No securities were sold during the year.

Non-interest expense was $20.2 million for the year ended December 31, 2014, compared to $18.7 million for the prior year, an increase of $1.6 million, or 8.4%. This increase corresponds to a combination of employee expense and growth related factors. Year-over-year full time equivalent staff has grown from 136 to 148, which is attributable to staffing in expansion markets and to support our relationship growth strategy. In addition, deposit growth and related servicing costs associated with increased transaction volume across all branches continues to increase proportionally.

The Company currently operates through 15 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2014	2014	2014	2014	2013

Net interest income	$6,621	$6,389	$6,175	$6,104	$6,372
(Recovery of) provision for loan losses	-	-	(1,877)	-	-
Non-interest income	1,086	940	927	810	812
Non-interest expense	5,252	5,112	4,989	4,881	4,668
Net income before income taxes	2,455	2,217	3,990	2,033	2,516
Provision for income taxes	813	682	1,453	625	809
Net income available to common shareholders	$1,642	$1,535	$2,537	$1,408	$1,707

Earnings per common share - basic	$0.21	$0.19	$0.32	$0.18	$0.22
Earnings per common share - diluted	$0.20	$0.19	$0.32	$0.18	$0.22
Dividends paid per common share	$-	$0.07	$-	$0.10	$-
Return on average common equity	8.80%	8.44%	14.53%	8.59%	10.47%
Return on average assets	0.91%	0.88%	1.50%	0.84%	1.01%
Net interest margin (1)	4.19%	4.13%	4.07%	4.04%	4.19%
Efficiency ratio (2)	67.01%	66.76%	67.55%	68.29%	63.05%

Capital - Period End
Book value per common share	$9.29	$9.01	$8.84	$8.40	$8.14

Credit Quality - Period End
Nonperforming assets/ total assets	0.75%	0.61%	0.75%	0.90%	0.48%
Loan loss reserve/ gross loans	1.66%	1.73%	1.74%	1.80%	1.83%

Period End Balance Sheet
($ in thousands)
Total assets	$749,477	$706,821	$678,319	$687,591	$671,853
Gross loans	454,471	435,776	435,671	422,510	419,438
Nonperforming assets	5,584	4,333	5,065	6,164	3,256
Allowance for loan losses	7,534	7,541	7,602	7,615	7,659
Deposits	669,581	630,178	602,978	615,997	602,633
Common equity	74,991	72,793	71,369	67,824	64,517

Non-Financial Data
Full-time equivalent staff	148	145	144	142	136
Number of banking offices	15	14	14	14	14

Common Shares outstanding
Period end	8,074,855	8,074,855	8,075,855	8,071,355	7,929,730
Period average - basic	7,960,108	7,959,316	7,953,499	7,878,152	7,803,247
Period average - diluted	8,015,511	8,011,125	8,001,815	7,941,456	7,859,380

Market Ratios
Stock Price	$10.16	$10.03	$9.93	$9.41	$8.37
Price/Earnings	12.41	13.11	7.76	12.98	9.64
Price/Book	1.09	1.11	1.12	1.12	1.03

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.

	YEAR ENDED
	DECEMBER 31,
	2014	2013

Net interest income	$25,289	$24,276
(Recovery of) provision for loan losses	(1,877)	300
Non-interest income	3,763	3,280
Non-interest expense	20,234	18,660
Net income before income taxes	10,695	8,596
Provision for income taxes	3,573	2,710
Net income	7,122	5,886
Preferred stock dividends	-	(68)
Net income available to common shareholders	$7,122	$5,818

Earnings per common share - basic	$0.90	$0.75
Earnings per common share - diluted	$0.89	$0.74
Dividends paid per common share	$0.165	$-
Return on average common equity	10.07%	9.07%
Return on average assets	1.03%	0.90%
Net interest margin (1)	4.11%	4.13%
Efficiency ratio (2)	67.38%	65.65%

Capital - Period End
Book value per common share	$9.29	$8.14

Credit Quality - Period End
Nonperforming assets/ total assets	0.75%	0.48%
Loan loss reserve/ gross loans	1.66%	1.83%

Period End Balance Sheet
($ in thousands)
Total assets	$749,477	$671,853
Gross loans	454,471	419,438
Nonperforming assets	5,584	3,256
Allowance for loan losses	7,534	7,659
Deposits	669,581	602,633
Common equity	74,991	64,517

Non-Financial Data
Full-time equivalent staff	148	136
Number of banking offices	15	14

Common Shares outstanding
Period end	8,074,855	7,929,730
Period average - basic	7,938,052	7,796,659
Period average - diluted	7,992,731	7,846,078

Market Ratios
Stock Price	$10.16	$8.37
Price/Earnings	11.32	11.22
Price/Book	1.09	1.03

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.